SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b),(c), AND (d) AND AMENDMENTS THERETO FILED
                             PURSUANT TO RULE 13d-2


                               (Amendment No. 3)*


                        WITS BASIN PRECIOUS MINERALS INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          COMMON STOCK, $.01 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   977427 10 3
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2007
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_] Rule 13d-1(b)

          [_] Rule 13d-(c)

          [X] Rule 13d-1(d)

----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 977427 10 3                  13G                     Page 2 of 8 Pages
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1. NAME OF REPORTING PERSONS

         Hawk Uranium USA Inc.
         (f/k/a Hawk Precious Minerals, Inc.) ("Hawk USA")
--------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [_]
--------------------------------------------------------------------------------
3. SEC USE ONLY


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4. CITIZENSHIP OR PLACE OF ORGANIZATION
   Minnesota

--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           3,242,500
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED
VOTING POWER        0
  OWNED BY     -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         3,242,500
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            0
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,242,500
--------------------------------------------------------------------------------

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    2.9%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    CO
--------------------------------------------------------------------------------

CUSIP No. 977427 10 3                  13G                     Page 3 of 8 Pages
--------------------------------------------------------------------------------
1. NAME OF REPORTING PERSONS

         Hawk Uranium Inc. (f/k/a Hawk Precious Minerals Inc.) ("Hawk Uranium")
--------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [_]
--------------------------------------------------------------------------------
3. SEC USE ONLY

--------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION

   Canadian company
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           3,482,500
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED
VOTING POWER        0
  OWNED BY     -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         3,482,500
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            0
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,482,500 (Includes 3,242,500 shares owned by Hawk USA, a wholly-owned subsidiary of Hawk Uranium)
--------------------------------------------------------------------------------

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    [ ]

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    3.1%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    CO
--------------------------------------------------------------------------------

CUSIP No. 977427 10 3                  13G                     Page 4 of 8 Pages

--------------------------------------------------------------------------------
1. NAME OF REPORTING PERSONS

         H. Vance White
--------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [_]
--------------------------------------------------------------------------------
3. SEC USE ONLY

--------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION

   Canada
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           1,450,000
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED
VOTING POWER        3,482,500
  OWNED BY     -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         1,450,000
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            3,482,500
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,932,500 (includes 3,242,500 shares owned by Hawk USA; 240,000 shares owned by Hawk Uranium; and options to purchase 1,450,000 shares) Mr. White disclaims beneficial ownership of the shares owned by Hawk USA and Hawk Uranium.

--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    [ ]

-------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    4.4%

--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------

CUSIP No. 977427 10 3                  13G                     Page 5 of 8 Pages
--------------------------------------------------------------------------------

Item 1(a).  Name of Issuer:

WITS BASIN PRECIOUS MINERALS INC.
--------------------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

900 IDS Center, 80 South 8th Street
MINNEAPOLIS, MINNESOTA 55402-8773
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Item 2(a).  Name of Person Filing:

This form is being filed by Hawk Uranium USA Inc., a Minnesota corporation; Hawk Uranium Inc., a Canadian corporation; and H. Vance White, a Canadian citizen.
--------------------------------------------------------------------------------

Item 2(b). Address of Principal Business Office, or if None, Residence:

2500-120 Adelaide Street W, Toronto, Ontario, CANADA   M5H 1T1
--------------------------------------------------------------------------------

Item 2(c).  Citizenship:

See item 2(a) above
--------------------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:

COMMON STOCK, $.01 PAR VALUE
--------------------------------------------------------------------------------

Item 2(e).  CUSIP Number:

977427 10 3
--------------------------------------------------------------------------------

Item 3.     If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
            (c), Check Whether the Person Filing is a:

            (a)   [_]   Broker or dealer registered under Section 15 of the
                        Exchange Act.
            (b)   [_]   Bank as defined in Section 3(a)(6) of the Exchange Act.
            (c)   [_]   Insurance company as defined in Section 3(a)(19) of the
                        Exchange Act.
            (d)   [_]   Investment company registered under Section 8 of the
                        Investment Company Act.
            (e)   [_]   An investment adviser in accordance with Rule
                        13d-1(b)(1)(ii)(E);
            (f)   [_]   An employee benefit plan or endowment fund in accordance
                        with Rule 13d-1(b)(1)(ii)(F);
            (g)   [_]   A parent holding company or control person in accordance
                        with Rule 13d-1(b)(1)(ii)(G);
            (h)   [_]   A savings association as defined in Section 3(b) of the
                        Federal Deposit Insurance Act;
            (i)   [_]   A church plan that is excluded from the definition of an
                        investment company under Section 3(c)(14) of the
                        Investment Company Act;
            (j)   [_]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No. 977427 10 3                  13G                     Page 6 of 8 Pages

Item 4.  Ownership.

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a)   Amount beneficially owned:

            4,932,500 (Includes 3,242,500 shares owned by Hawk USA, a wholly-owned subsidiary of Hawk Uranium; 240,000 shares owned by Hawk Uranium; and options to purchase 1,450,000 shares held by H. Vance White, an officer and director of both corporations.)
      --------------------------------------------------------------------------

      (b)   Percent of class:

            Hawk USA beneficially owns 2.9%; Hawk Uranium beneficially owns 3.1%, by virtue of the stock held by Hawk USA, a wholly owned subsidiary; and Mr. White may be deemed to beneficially own 4.4%, by virtue of his position as an officer and director of both corporations. However he disclaims any pecuniary interest in the shares held by Hawk USA and Hawk Uranium (based upon 110,839,199 shares outstanding as reported by the Issuer on November 16, 2007 in their Form 10-QSB filed on November 19,
      2007)
      --------------------------------------------------------------------------

      (c)   Number of shares as to which such person has:

            (i)   Sole power to vote or to direct the vote:
                                                        3,482,500 (Hawk Uranium)
                                                           1,450,000 (Mr. White)
      --------------------------------------------------------------------------
            (ii)  Shared power to vote or to direct the vote:
                                                           3,482,500 (Mr. White)
      --------------------------------------------------------------------------
            (iii) Sole power to dispose or to direct the disposition of:
                                                        3,482,500 (Hawk Uranium)
                                                           1,450,000 (Mr. White)
      --------------------------------------------------------------------------
            (iv)  Shared power to dispose or to direct the disposition of:
                                                           3,482,500 (Mr. White)
      --------------------------------------------------------------------------

Item 5. Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of Securities, check the following [X].

Item 6. Ownership of More Than Five Percent on Behalf of Another Person.
N/A
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Item 7. Identification and Classification of the Subsidiary Which Acquired the
Security Being Reported on by the Parent Holding Company or Control Person.
N/A
--------------------------------------------------------------------------------

Item 8. Identification and Classification of Members of the Group.
N/A
--------------------------------------------------------------------------------

Item 9. Notice of Dissolution of Group.
N/A
--------------------------------------------------------------------------------

Item 10. Certifications.
      (a)   Not applicable.
      (b)   Not applicable.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 8, 2008                 HAWK URANIUM USA INC.



                                        By: /s/ H. Vance White
                                            ------------------------------------
                                                H. VANCE WHITE


                                        HAWK URANIUM INC.


                                        By: /s/ H. Vance White
                                            ------------------------------------
                                                H. VANCE WHITE



                                            /s/ H. Vance White
                                            ------------------------------------
                                                H. VANCE WHITE

                                    EXHIBIT A

                                    AGREEMENT
                          TO JOINTLY FILE SCHEDULE 13G


      The undersigned hereby agree to jointly prepare and file with regulatory authorities a Schedule 13G and any future amendments thereto reporting each of the undersigned's ownership of securities of Wits Basin Precious Minerals Inc. and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned.

Dated: February 8, 2008                 HAWK URANIUM USA, INC.



                                        By: /s/ H. Vance White
                                            ------------------------------------
                                                H. VANCE WHITE

                                        HAWK URANIUM INC.


                                        By: /s/ H. Vance White
                                            ------------------------------------
                                                H. VANCE WHITE



                                            /s/ H. Vance White
                                            ------------------------------------
                                                H. VANCE WHITE